                                                              Exhibit 2.1

                                                                 EXECUTION COPY





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                            ASSET PURCHASE AGREEMENT

                                      AMONG

                        CARLISLE COMPANIES INCORPORATED,

                         CARLISLE TIRE & WHEEL COMPANY,

                          CARLISLE MANAGEMENT COMPANY,

                       TITAN TIRE CORPORATION OF TENNESSEE,

                      TITAN WHEEL CORPORATION OF WISCONSIN,

                                       AND

                            TITAN INTERNATIONAL, INC.



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                              DATED APRIL 14, 2000

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





                                TABLE OF CONTENTS



I.  Purchase and Sale of Assets...................................................................................2

   1.1   Assets...................................................................................................2
   1.2   Allocation of Assets among Purchasers....................................................................3
   1.3   Excluded Assets..........................................................................................4

II.  Assumption of Liabilities....................................................................................5

   2.1   Obligations to be Assumed by Purchasers..................................................................5
   2.2   No Other Liabilities to be Assumed.......................................................................5
   2.3   Assignment of Contracts..................................................................................5

III.  Purchase Price..............................................................................................6

   3.1   Purchase Price...........................................................................................6
   3.2   Allocation of Purchase Price.............................................................................6

IV.  Representations and Warranties of Seller Group...............................................................6

   4.1   Organization and Standing................................................................................7
   4.2   Corporate Authorization..................................................................................7
   4.3   Personal Property; No Encumbrances.......................................................................7
   4.4   1999 EBIT................................................................................................7
   4.5   Schedules................................................................................................7
   4.6   No Defaults..............................................................................................8
   4.7   No Breaches; etc.........................................................................................8
   4.8   Lawsuits; Proceedings; etc...............................................................................9
   4.9   Employees................................................................................................9
   4.10 Assets....................................................................................................9
   4.11 Real Estate..............................................................................................10
   4.12 Inventory................................................................................................10
   4.13 Compliance with Laws; Permits............................................................................10
   4.14 Post Balance Sheet Changes...............................................................................11
   4.15 Intangible Properties....................................................................................11
   4.16 Changes in Customers or Suppliers........................................................................12
   4.17 Disclosure...............................................................................................12
   4.18 No Brokers or Finders....................................................................................12
   4.19 ERISA....................................................................................................12
   4.20 Environmental Matters....................................................................................13
   4.21 Schedules for Disclosure Purposes Only...................................................................14

V.  Representations and Warranties of Purchaser and Management...................................................14

   5.1   Organization and Standing...............................................................................14
   5.2   Corporate Authorization.................................................................................14


                                       ii
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

   5.3   No Breaches; etc........................................................................................14
   5.4   No Brokers or Finders...................................................................................15

VII.  Post-Closing Agreement.....................................................................................15

   6.1   Confidential Information................................................................................15
   6.2   Further Assurances......................................................................................15
   6.3   Access to Books and Records.............................................................................15
   6.4   Collection of Excluded Accounts Receivables.............................................................16

VII.  Employee Matters...........................................................................................17

   7.1   Lease of Employees......................................................................................17

VIII.  Closing...................................................................................................18

   8.1   Time and Place..........................................................................................18
   8.2   Seller Group Deliveries.................................................................................18
   8.3   Purchasers'Deliveries...................................................................................19
   8.4   Joint Deliveries........................................................................................19

IX.  Survival of Representations and Warranties; Indemnification.................................................20

   9.1   Seller Group's Agreement to Indemnify...................................................................20
   9.2   Intentionally Omitted...................................................................................21
   9.3   Purchasers' Agreement to Indemnify......................................................................21
   9.4   Procedure for Indemnification...........................................................................22
   9.5   Indemnification Limits..................................................................................23

X.  Miscellaneous................................................................................................24

   10.1     Binding Effect.......................................................................................24
   10.2     Governing Law........................................................................................24
   10.3     Notices..............................................................................................24
   10.4     Entire Agreement and Counterparts....................................................................25
   10.5     Amendments...........................................................................................25
   10.6     Counterparts.........................................................................................25
   10.7     No Third-Party Beneficiaries.........................................................................25
   10.8     Headings.............................................................................................25
   10.9     Expenses.............................................................................................25
   10.10    Bulk Sales Laws......................................................................................25
   10.11    Taxes................................................................................................25
   10.12    Severability.........................................................................................25
   10.13    Like-Kind Exchange...................................................................................26
   10.14    Definitions..........................................................................................26
   10.15    Definitions..........................................................................................27

                                       iii

                                  AGREEMENT FOR
                           PURCHASE AND SALE OF ASSETS


         This Agreement for Purchase and Sale of Assets is made April 14, 2000 among Carlisle Companies Incorporated, a Delaware Corporation ("Carlisle"), Carlisle Tire & Wheel Company, a Delaware corporation ("Carlisle Tire"), Carlisle Management Company, a Delaware corporation ("Management" and together with Carlisle and Carlisle Tire collectively, "Purchasers"), Titan Tire Corporation of Tennessee, a Delaware corporation ("Titan Tennessee"), Titan Wheel Corporation of Wisconsin, a Wisconsin corporation ("Titan Wisconsin", and, together with Titan Tennessee and Titan Wisconsin collectively, "Sellers") and Titan International, Inc., an Illinois corporation and the indirect owner of all of the outstanding capital stock of each Seller ("Shareholder"). Sellers and Shareholder are collectively referred to as the "Seller Group" and individually as a "member of the Seller Group".


                                R E C I T A L S:

         A. Sellers desire to sell to Purchasers, and Purchasers desire to purchase from Sellers, on the terms and subject to the conditions set forth in this Agreement, the properties, assets, operations, goodwill and businesses owned or used in connection with the operations at Clinton, Tennessee, and Slinger, Wisconsin, including all such assets used to generate the 1999 EBIT (as defined below), but excluding the Retained Liabilities and the Excluded Assets (collectively, the "Business").

         B. Concurrently herewith Shareholder shall lease to Carlisle Tire the Greenwood, South Carolina real estate under a separate real property lease ("Real Property Lease"). The Real Property Lease is attached as Exhibit A.

         C. All capitalized terms used herein are defined in the various sections indicated in Section 10.13.

         NOW, THEREFORE, in consideration of the premises, the respective covenants and commitments of the members of the Seller Group and Purchasers set forth in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

                         I. Purchase and Sale of Assets

         1.1 Assets. In reliance on the representations, warranties and covenants contained in this Agreement, on the Closing Date, Sellers shall, and the Shareholder agrees to cause Sellers to, sell, assign, deliver and transfer to Purchasers, and Purchasers agree to purchase and acquire from Sellers, free and clear of all Encumbrances, and on the terms and subject to the conditions set forth in this Agreement, all of the assets, owned or used or held for use by Sellers in the Business, of every kind and nature (the "Assets"), but excluding the Excluded Assets, as defined below. Without limiting the generality of the foregoing, the Assets shall include all of each Seller's right, title and interest in and to:

         (a) Equipment. All of the equipment, machinery, vehicles, tooling, dies, jigs, molds, presses, patterns, furniture, fixtures and furnishings owned by each Seller and used in the Business including, without limitation, all equipment listed on Schedule 4.5(i), but excluding the Excluded Assets, as defined below.

         (b) Real Property. Each parcel of land described on Schedule 4.5(ii) together with (i) any and all buildings, facilities and other structures and improvements thereon, and (ii) any and all rights, privileges, hereditaments and appurtenances pertaining thereto (collectively, the "Real Estate").

         (c) Personal Property Leases. The personal property leases described on
Schedule 4.5(iii)(A) (the "Personal Property Leases").

         (d) Other Contracts. All purchase orders, sales orders and other contracts, agreements and commitments relating to the Business described on
Schedule 4.5(iv) (the "Other Contracts" and, together with the Personal Property Leases, the "Assigned Contracts").

         (e) Inventories, Purchase Contracts. All inventories of supplies, raw materials, parts, components, work-in-process, product labels and packaging materials, and all third party manufacturers' warranties applicable to the inventories.

         (f) Engineering and Production Data. All blueprints, drawings, forms, raw material specifications, manufacturing specification, quality assurance specifications, engineering data, production data, development data, design data, formulae, plans, and other data owned by Sellers and used in the operation of the Business, whether such properties are located on the site at which the Business is being conducted or on the business premises of Sellers' suppliers or elsewhere, but only to the extent that the foregoing relate primarily to the designing, engineering, manufacturing, selling or marketing of (i) Lawn and Garden Tire and Wheel Products or (ii) All Terrain Vehicle Tire and Wheel Products to original equipment manufacturers (as such capitalized terms are defined in the Noncompetition Agreement). The parties agree and acknowledge that all such engineering and production data used for the designing, engineering, manufacturing, selling or marketing of All Terrain Vehicle Tire and Wheel Products to both original equipment manufacturers and the aftermarket shall not be included among the Assets.

         (g) Intangible Property Rights. All intangible property rights used or useful in connection with the Business, including patents, patent applications, copyrights, copyright applications, trade names and any and all other names similar to the foregoing), trade dress, goodwill, trademarks or service marks, registered or unregistered and applications therefor, logos, processes, computer programs and software, inventions, trade secrets, discoveries, improvements, drawings, designs, patterns, know-how, manufacturing standards and procedures, data bases, product names and other intellectual property rights including, without limitation, those items listed on Schedule 4.5(v) , but only to the extent that the foregoing relate primarily to the designing, engineering, manufacturing, selling or marketing of (i) Lawn and Garden Tire and Wheel Products or (ii) All Terrain Vehicle Tire and Wheel Products to original equipment manufacturers (as such capitalized terms are defined in the Noncompetition Agreement) (collectively, the "Intangible Property Rights"). The parties agree and acknowledge that all such intangible property rights used for the designing, engineering, manufacturing, selling or marketing of All Terrain Vehicle Tire and Wheel Products to both original equipment manufacturers and the aftermarket shall not be included among the Assets.

         (h) Books and Records. Copies of all books, accounting records, financial statements and documents, records and other documents and information relating to the Assets and the Business, including, without limitation, all customer, prospect, dealer and distributor lists, sales literature, inventory records, purchase orders and invoices, sales orders and sales order log books, customer information, commission records, correspondence, outstanding proposals, employee payroll and personnel records, product data, price lists, product demonstrations, testing data and results, quotes and bods, catalogues and brochures of every kind and nature, but only to the extent that the foregoing relate primarily to the designing, engineering, manufacturing, selling or marketing of (i) Lawn and Garden Tire and Wheel Products or (ii) All Terrain Vehicle Tire and Wheel Products to original equipment manufacturers (as such capitalized terms are defined in the Noncompetition Agreement). The parties agree and acknowledge that all such books and records used for the designing, engineering, manufacturing, selling or marketing of All Terrain Vehicle Tire and Wheel Products to both original equipment manufacturers and the aftermarket shall not be included among the Assets.

         (i) Telephone Listings. Sellers' current telephone listings and the right to use the telephone numbers currently being used at the principal offices located on the Real Estate and/or subject to the Real Property Lease.

         (j) Permits. All permits, licenses and other approvals relating to the Business which may be assignable including those listed on Schedule 4.5(vi).

         (k) Goodwill. All goodwill associated with or attributable to the Business.

         1.2 Allocation of Assets among Purchasers. The parties agree that Purchasers may designate to which Purchaser the Assets will be assigned at Closing.

          1.3 Excluded Assets. Notwithstanding the foregoing, the Assets shall not include the following assets of Sellers (the "Excluded Assets"):

         (a) All cash or cash equivalents on hand or on deposit in any bank or financial institution.

         (b) All accounts, notes and other receivables owing to Sellers (including, without limitation, all intercompany receivables) (the "Excluded Accounts Receivable"), and all marketable securities owned by Sellers.

         (c) All finished goods inventory, including finished goods shipped and not yet billed.

         (d) The name "Titan", it being agreed and understood by the parties that concurrently herewith Shareholder shall license Carlisle Tire to use such name pursuant to a separate license agreement (the "License Agreement"). The License Agreement is attached as Exhibit B.

         (e) The low sidewall technology which is the subject of a pending patent application.

         (f) All prepaid expenses and deposits of the Business or relating to the Assets including, without limitation, cash deposits under leases or contracts and performance bonds.

         (g) All of each Seller's right, title and interest to insurance policies, claims and causes of action.

         (h) Any purchase order, sale order, and other contract, agreement or commitment not included among the Assigned Contracts.

         (i) All consideration received by and the rights of, Sellers under or pursuant to this Agreement or any agreement ancillary hereto.

         (j) The corporate records of Sellers, including, without limitation, their respective minute books, articles of incorporation, by-laws, minutes of proceedings, stock transfer ledgers and corporate seals.

         (k) Each Seller's income and franchise tax returns and tax records.

         (l) Any Tax refunds owing to Sellers.

         (m) The equipment and molds and other assets listed on Schedule 1.3(m).

         (n) All of Sellers' engineering and product data not described in
Section 1.1(f).

         (o) All of Sellers' intangible property rights not described in Section 1.1(g).

                          II. Assumption of Liabilities

         2.1      Obligations to be Assumed by Purchasers.
         (a) Purchasers agree to assume and to pay, perform and discharge in accordance with their respective terms from and after the Closing Date all liabilities and obligations of any member of the Seller Group under the Assigned Contracts to the extent (and only to the extent) arising after the Closing Date (the "Assumed Liabilities").

         (b) The assumption by Purchasers of the Assumed Liabilities shall not enlarge any rights of any person under any contracts or arrangements with any Seller.

         (c) Nothing contained herein shall prevent Purchasers from contesting in good faith any of the Assumed Liabilities with any third party obligee.

         2.2 No Other Liabilities to be Assumed. Other than as specifically set forth in Section 2.1 as Assumed Liabilities, Purchasers shall not assume, and nothing contained in this Agreement shall be construed as an assumption by Purchasers of, any liabilities, obligations or undertakings of any nature whatsoever, whether fixed or contingent, known or unknown, disclosed or undisclosed, and whether or not reflected in any of the Sellers' financial statements, and no members of the Seller Group shall be responsible for all of the liabilities, obligations and undertakings not specifically assumed by Purchasers (collectively, the "Retained Liabilities"). Each member of the Seller Group, jointly and severally, agrees to pay, perform or discharge the Retained Liabilities in accordance with their respective terms. Nothing contained herein shall prevent any member of the Seller Group from contesting in good faith any of the Retained Liabilities with any third party obligee.

         2.3 Assignment of Contracts. Nothing in this Agreement shall be construed as an assignment of, or an attempt to assign to Purchasers, any Assigned Contract which, as a matter of law or by its terms, is (i) not assignable, or (ii) not assignable without the approval or consent of the issuer thereof or the other party or parties thereto without first obtaining such approval or consent (collectively, the "Nonassignable Rights"). In connection with the Nonassignable Rights, and, in particular, should any consent or approval not be available on the Closing Date, each member of the Seller Group shall:

                  (i) Apply for and use all reasonable efforts to obtain all consents or approvals contemplated by the Assigned Contracts, in a form satisfactory to Purchasers acting reasonably;

                  (ii) Cooperate with Purchasers in any reasonable and lawful arrangement designed to provide the benefits of the Nonassignable Rights to Purchasers, including without limitation, holding any of the Nonassignable Rights in trust for Purchasers or acting as agent for Purchasers;

                  (iii) Take all reasonable steps to enforce any rights of Seller arising under the Nonassignable Rights against the issuer thereof or the other party or parties thereto; and

                  (iv) Take all such actions and do, or cause to be done, all such things at the written request of Purchasers, as shall be reasonably necessary and proper in order that the value of the Nonassignable Rights shall be preserved and shall inure to the benefit of Purchasers; and

                  (v) Pay over to the Purchaser, all monies collected by or paid to the Seller Group in respect of the Nonassignable Rights.


                               III. Purchase Price

         3.1      Purchase Price.

         (a) The aggregate purchase price for the Assets shall be $94,063,000 (the "Purchase Price").

         (b) On the Closing Date, Purchasers, jointly and severally, shall (i) assume the Assumed Liabilities, (ii) pay to Shareholder (as agent for the Sellers), by wire transfer in Federal Funds or other immediately available funds to a bank account designated by Shareholder, $58,063,000, and (iii) pay to Bank One Exchange Corp. (as qualified intermediary of the Sellers), by wire transfer in Federal Funds or other immediately available funds to a bank account designated by Bank One Exchange Corp., $36,000,000.

         3.2      Allocation of Purchase Price.
         (a) Set forth on Schedule 3.2 is the allocation of the Purchase Price and Assumed Liabilities among the Assets in accordance with Section 1060 of the Internal Revenue Code of 1986 (the "Code") (the "Allocation").

         (b) The parties agree to file all Tax returns and information reports in a manner consistent with the Allocation.


               IV. Representations and Warranties of Seller Group

         As a material inducement to Purchasers to enter into this Agreement and with the understanding that Purchasers will be relying thereon in consummating the transactions contemplated by this Agreement, each member of the Seller Group, jointly and severally, represents and warrants to Purchasers as follows:

         4.1 Organization and Standing. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of incorporation and, has all requisite corporate power and authority to carry on the Business as it is now being conducted, and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which qualification is necessary under applicable law.
Schedule 4.1 to this Agreement sets forth each jurisdiction in which each Seller is qualified to do business.

         4.2 Corporate Authorization. Each member of the Seller Group has full corporate power and authority to enter into this Agreement and, in the case of each Seller, to sell the Assets and the Business in accordance with the terms of this Agreement. The execution, delivery and performance of this Agreement by each member of the Seller Group, and all other agreements or instruments to be executed by such member pursuant to this Agreement, have been duly and effectively authorized by their respective boards of directors and shareholders (if required by applicable law) and no other corporate proceedings on any member's part is necessary to authorize this Agreement or the transactions contemplated by this Agreement. This Agreement constitutes and such other agreements or instruments will constitute, the legal, valid and binding obligations of each member of Seller Group, which are, or will be, enforceable against such members in accordance with their respective terms.

         4.3 Personal Property; No Encumbrances. On the Closing Date, the applicable Sellers shall transfer and convey to Purchasers good title to the personal property Assets, free and clear of all mortgages, liens, claims, charges, encumbrances, leases (except that the Personal Property Leases will be subject to the rights of the lessors), security interests, pledges, and title retention agreements of any kind or nature (collectively, "Encumbrances").

         4.4 1999 EBIT. Each member of the Seller Group represents and warrants to Purchasers that the earnings before interest and taxes of Sellers from their operations at Clinton, Tennessee, and Slinger, Wisconsin (but not Greenwood, South Carolina), on a "stand alone" basis, for the twelve (12) month period ended December 31, 1999 (the "1999 EBIT"), was $15,480,000 and that such amount was computed in accordance with generally accepted accounting principles ("GAAP") and the guidelines set forth on Exhibit C. Each member of the Seller Group further agrees and acknowledges that the Purchase Price was computed as a multiple of the 1999 EBIT as follows: $15,480,000 multiplied by 6.08, less an adjustment of $55,000.

         4.5 Schedules. Each of the following schedules, which have been furnished to Purchasers by the members of the Seller Group and which are incorporated into this Agreement by reference, is complete to the Knowledge of Sellers and the information contained in the schedules is correct to the Knowledge of Sellers as of the date of this Agreement:

         Schedule 4.5(i): This Schedule sets forth substantially all of the equipment, machinery, vehicles, tooling, dies, jigs, molds, presses, and patterns owned by each Seller and used in the Business, and includes assets that have been fully depreciated or expended on each Seller's accounting records.

         Schedule 4.5(ii): This Schedule contains a legal description of each parcel of land used in the Business including the parcel subject to the Real Property Lease and a description of any buildings or improvements thereon.

         Schedule 4.5(iii): This Schedule contains a description of each lease of personal property relating to the Business.

         Schedule 4.5(iv): This Schedule lists and describes the material terms of the Other Contracts.

         Schedule 4.5(v):  This Schedule lists all Intangible Property Rights.

         Schedule 4.5(vi): This Schedule lists all permits, licenses and other approvals and authorizations including, without limitation, those required under the Environmental Laws, which relate to the Business (collectively, "Government Authorizations"), sets forth the title, issuing agency and expiration date thereof and indicates which of the Government Authorizations are not possessed or held by Sellers.

         Schedule 4.5(vii): This Schedule lists all Assigned Contracts and Government Authorizations requiring the consent or approval of a third party (including governmental and regulatory bodies and agencies) to Sellers' sale or assignment of such Assigned Contracts and Government Authorizations on the Closing Date.

         Schedule 4.5(viii): This Schedule lists all personal property owned by any third party (whether a customer, supplier or other person) related to the operation of the Business for which any Seller is responsible, other than leased property set forth on Schedule 4.5(iii).

         4.6 No Defaults. Correct and complete copies of each of the Assigned Contracts and Government Authorizations have been delivered to Purchasers and to the Knowledge of Sellers each such Assigned Contract or Government Authorization is in full force and effect and enforceable in accordance with its terms. No Seller is in default or breach under any provision of such Assigned Contracts or Government Authorizations (if assignable) and to the Knowledge of the members of the Seller Group no other party to such Assigned Contracts is in default or breach thereunder.

         4.7 No Breaches; etc. To the Knowledge of Sellers, no member of the Seller Group is in violation of, and the execution, delivery and performance of this Agreement or the other agreements contemplated by this Agreement and the consummation of the transactions contemplated by this Agreement does not and will not result in any breach or acceleration of, any of the terms or conditions of any member's articles of incorporation or by-laws, or of any mortgage, bond, indenture, Assigned Contract, license or other instrument or obligation to which any member is a party or by which the Assets are bound. The execution, delivery and performance of this Agreement and the other agreements contemplated by this Agreement will not result in the violation of any statute, regulation, judgment, writ, injunction or decree of any court, nor require the consent, approval, permission or other authorization of any court, arbitrator or governmental, administrative or self-regulatory authority or any other third party.

         4.8 Lawsuits; Proceedings; etc. Except as disclosed on Schedule 4.8, no Seller is engaged in any legal action or other proceedings before any court or administrative agency, nor has any Seller been threatened with any such action or proceeding, nor, to the Knowledge of the members of the Seller Group, does there exist any basis therefor, which will or could have an adverse effect on the condition, financial or otherwise, of the Assets or the Business. To the Knowledge of Sellers, no order, writ, injunction or decree has been issued by, or requested of, any court or governmental agency which does or may result in any adverse change in the Assets or in the financial condition of the Business.

         4.9      Employees.

         (a) Schedule 4.9(a) lists each employee of the Business and the position, title and remuneration (including any scheduled salary or remuneration increases).

         (b) To the Knowledge of Sellers, with respect to the Business, each member of the Seller Group is in compliance with all laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice. All employees of Seller are employed on an at-will basis and are terminable without notice, liability or obligation (including severance) to them, except for accrued vacation and obligations, if any, under ERISA and COBRA.

         (c) Except for matters described in Schedule 4.8 or related to the action entitled Dico Tire, Inc. and United Steel Workers of America (National Labor Relations Board Division of Judges Atlanta branch office) and any appeal relating thereto, (i)no Seller is a party to any labor or collective bargaining agreement and no labor organization or group of employee of any Seller has made a demand for recognition or organizing activity, and there are no representation proceedings or petitions seeking a representation presently pending or, to the Knowledge of each member of the Seller Group, threatened to be brought or filed with the National Labor Relations Board or any other tribunal (ii) there are no strikes, slowdowns, work stoppages, walkouts or material disputes by or with respect to any persons employed by the Business or, to the Knowledge of each member of the Seller Group, threatened against the Business, and (iii) there are no material labor disputes or proceedings relating in any way to employment pending or, to the Knowledge of each member of the Seller Group, threatened against or involving Seller.

         4.10 Assets. All of the tangible Assets, whether or not reflected on Sellers' balance sheet, are being purchased in their "AS IS, WHERE IS" condition. The Assets include all of the operating assets and properties that have been used in the operation of the Business except the Excluded Assets, and comprise all those properties, assets and rights necessary to operate the Business in the ordinary course except the Excluded Assets. Except as set forth on Schedule 4.10, since April 11, 2000 no material tangible Asset has been removed from the operations at Clinton, Tennessee or Slinger Wisconsin.

         4.11     Real Estate.
         (a) Sellers have good, marketable and insurable title in fee simple to the Real Estate free and clear of all Encumbrances and other charges, covenants, conditions, easements, reservations, agreements or other restrictions of any kind or character, except for restrictions identified in Schedule 4.5(ii).

           (b) The Real Estate is being purchased in its "As Is" condition.

         4.12 Inventory. All raw material and work in process inventories consist of items of a quality and quantity usable or saleable under Sellers' current inventory valuation practices in the ordinary course of the Business. The raw material and work in process inventory is adequate and the work-in-process inventory is capable of being manufactured into finished goods currently sold by Sellers, both as determined in accordance with Sellers' current inventory valuation practices.

         4.13     Compliance with Laws; Permits.
         (a) To the Knowledge of Sellers, each Seller has complied in all respects with all applicable statutes, regulations, orders, ordinances and other laws of the United States of America, all state, local and other governmental bodies and authorities, and agencies of any of the foregoing to which they are subject in connection with the conduct of the Business Assets. No member of the Seller Group has received any notice to the effect that, or otherwise been advised that, any Seller is not in compliance with any of such statutes, regulations and orders, ordinances, other laws or undertakings, and no member of the Seller Group has any reason to anticipate that any presently existing circumstances are likely to result in violations of any such regulations. To the Knowledge of the members of the Seller Group, there is not presently pending any proceeding, hearing or investigation with respect to the adoption of amendments or modifications to existing laws or ordinances, regulations or restrictions which, if adopted, would affect the Business or the Assets.

         (b) To the Knowledge of Sellers, there are no products now being sold or distributed by the Business which as of the date of this Agreement would require any approval of any governmental or administrative body, whether federal, state, local or foreign, prior to commercial distribution of such products. To the Knowledge of Sellers, all products now being commercially distributed by the Business and all products included in the inventories of the Business on the date of this Agreement meet the applicable legal requirements of all jurisdictions in which such products are now being, or are presently proposed to be, commercially distributed and, where applicable, are being sold in compliance with all necessary customer approvals. To the Knowledge of Sellers, no product presently sold by the Business contains asbestos or asbestos-containing material.

         (c) Each Seller has duly filed reports and returns required to be filed by it with governmental authorities and obtained all permits, consents, licenses, approvals and authorizations which are required in connection with the operations of the Business. All requisite permits, consents, licenses, approvals and authorizations are in full force and effect, and no proceedings for the suspension or cancellation of any such permits, consents, licenses, approvals and authorizations are pending or, to the Knowledge of the members of the Seller Group, threatened.

         4.14 Post Balance Sheet Changes. Since December 31, 1999 or as set forth in Schedule 4.14, no member of the Seller Group has, outside the ordinary course of the Business, (a) incurred any obligation or liability (absolute or contingent), other than liabilities incurred, and obligations under contracts entered into, in the ordinary course of business; (b) discharged or satisfied any lien or Encumbrance or paid any obligation or liability (absolute or contingent), other than liabilities shown on the Sellers' balance sheet at December 31, 1999 or current liabilities incurred in the ordinary course of business; (c) mortgaged, pledged or subjected to lien, charge or other encumbrance any Asset, tangible or intangible, other than the lien of current personal or real property taxes not yet due and payable; (d) waived any rights of substantial value, whether or not in the ordinary course of business; (e) suffered any damage, destruction or loss, whether or not covered by insurance, adversely affecting the physical Assets; (f) made or suffered any amendment or termination of any material contract or any agreement which adversely affects the Business; (g) received notice or had Knowledge of any labor trouble other than routine grievance matters, none of which is material; (h) increased or decreased any intercompany accounts with any related or affiliated entity other than in the ordinary course of business; (i) committed to any capital expenditure or execution of any lease with respect to the Business requiring payment or payments in excess of $25,000 in the aggregate; (j) increased the salaries or other compensation of any of the employees of the Business or made any increase in other benefits to which such directors, officers or employees may be entitled; (k) paid any bonuses or made any loans to any employees of the Business or declared, set aside, made or paid any dividend or distribution in respect of any Sellers' capital stock or purchased or redeemed such capital stock; (l) sold, assigned, transferred or otherwise disposed of any of the Assets or canceled any debts or claims, other than in the ordinary course of business; (m) entered into any transactions not in the ordinary course of business; (n) made any change in the accounting practices of any Seller with respect to the Business; (o) entered into any agreement to do any of the foregoing; or incurred any other event or condition which individually or in the aggregate has materially adversely affected, or, to the Knowledge of any member of the Seller Group, can be reasonably expected to materially adversely affect, the Business.

         4.15     Intangible Properties.
         (a) The Intangible Property Rights listed on Schedule 4.5(v) to this Agreement are valid and in full force and effect. All patents, copyrights and trademarks have been duly registered or filed in the United States Patent and Trademark Office, and such registrations have been properly maintained and renewed in accordance with all applicable laws, rules and regulations.

         (b) Each Seller has good title to and owns or exclusively holds all rights to use, free and clear of all liens, claims, restrictions, and infringements, the Intangible Property Rights. The Intangible Property Rights are valid, subsisting, enforceable and in full force and effect. There is no infringement or other adverse claim pending against any of the Intangible Property Rights. No member of the Seller Group has received any notice or has any Knowledge that any member is infringing upon the right or claimed right of any person under or with respect to any of the Intangible Property Rights, nor do such members have Knowledge of any valid basis for such a claim. No member of the Seller Group is obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise with respect to third party patents, trademarks, copyrights or other intellectual property.

         (c) No member of the Seller Group has divulged, furnished to or made accessible to any third party any confidential information about the Business, unless disclosed under properly executed and binding confidentiality agreements.

         4.16 Changes in Customers or Suppliers. Except for a possible reduction in business with Honda, no member of the Seller Group has received any notice that any material customer of the Business to whom any Seller has sold product during the calendar year ended December 31, 1999 (a "Material Customer") or any material supplier of the Business from whom any Seller has purchased goods or services during the calendar year ended December 31, 1999 (a "Material Supplier") intends to terminate or materially limit or reduce its business relations with such Seller either currently or following the consummation of the transactions contemplated by this Agreement. No Material Customer or Material Supplier in the past twelve month period has terminated, materially reduced or, to the Knowledge of any member of the Seller Group, threatened to terminate or materially reduce its purchases from or provision of products or services to the Business.

         4.17 Disclosure. No member of the Seller Group has withheld from Purchaser any material facts relating to the Assets or the operations, financial condition or prospects of the Business. To the Knowledge of Sellers no representation or warranty of any member of the Seller Group in this Agreement or in any letter, certificate, schedule, statement or other document furnished or to be furnished pursuant to this Agreement or in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated herein or therein or necessary to make the statements herein or therein not misleading.

         4.18 No Brokers or Finders. No person, firm or corporation has or will have, as a result of any act or omission of any member of the Seller Group, any rights, interest or valid claim against Purchaser for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement.

         4.19     ERISA.
         (a) Except for the Employee Benefit Plans set forth on Schedule 4.19, with respect to the Business, no member of the Seller Group of Affiliate thereof maintains or contributes to any Employee Benefit Plan. For purposes of this Section, "Employee Benefit Plan(s)" shall mean any plan, program, policy, payroll practice, contract, or other arrangement providing for compensation, fringe benefits or other employee benefits of any kind, currently maintained or under which there is a current, future or contingent liability or obligation, whether formal or information, funded or unfunded, and whether or not legally binding, including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") that provides benefits to any current or former employee, officer or director of the Business.

     (b) Sellers have delivered to Purchaser true, correct and complete copies of all Employee Benefit Plans, and summary plan descriptions thereof.

     4.20 Environmental Matters.

     (a) Except as set forth on Schedule 4.20, to the Knowledge of Sellers the Seller Group has obtained with respect to the Business, all permits, licenses, consents, approvals, and other authorizations that are required under federal, state, local, or foreign statutes, laws, common law or equitable principles, rules, regulations, orders, licenses, codes, plans, decrees, judgments, injunctions, notices, or demand letters relating to pollution, protection of workers, the community or the environment, including, but not limited to, those laws relating to noise, or to Releases of Contaminants into the workplace, the community, or the environment (including, without limitation, air, surface water, ground water, land surface or subsurface strata), or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Contaminants ("Environmental Laws"). For purposes of this Agreement, "Release" shall mean any release, spilling, leaking, migrating, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, depositing, discharging, dispensing, or dumping into the environment, and "Contaminant" shall mean any hazardous material, hazardous substance, hazardous waste, pollutant, radioactive substance, radioactive waste, toxic substance, toxic waste, medical waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls ("PCBs") or any hazardous or toxic constituent thereof and includes any substance regulated under Environmental Law. Schedule 4.20 contains a complete list of all permits, consents, licenses and authorizations required to be obtained by Seller under the Environmental Laws.

     (b) Except as set forth on Schedule 4.20, with respect to the Business, to the Knowledge of Sellers the Seller Group is in compliance with all terms and conditions of the required permits, consents, licenses, approvals, and authorizations and are also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables contained in Environmental Laws.

     (c) Except as set forth on Schedule 4.20, with respect to the Business, to the Knowledge of Sellers there is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation, or proceeding pending or, to the Knowledge of the members of the Seller Group, threatened against any member of the Seller Group, the Assets, or the operations and properties currently or previously owned, leased, or used by the Business relating in any way to the Environmental Laws.

     (d) Except as set forth on Schedule 4.20, with respect to the Business, to the Knowledge of Sellers there are no past or present events, conditions, circumstances, activities, practices, incidents, actions, or plans that interfere with or prevent compliance or continued compliance with the Environmental Laws or which may give rise to any liability (whether statutory or common law) or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation, study, or investigation arising under any Environmental Law or otherwise based on or related to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the Release into the workplace, the community, or the environment of any Contaminant.

     (e) No environmental lien has attached to any Asset.

     4.21 Schedules for Disclosure Purposes Only. The parties agree that the disclosures, as set forth on the Schedules to this Agreement are for information purposes only and are not intended to expand the Assumed Liabilities or limit the indemnification obligation of the Seller Group described in Sections 9.1(a)(ii)(ix).


                V. Representations and Warranties of Purchasers.

     As a material inducement to the members of the Seller Group to enter into this Agreement and with the understanding that the members of the Seller Group will be relying thereon in consummating the transactions contemplated by this Agreement, Purchasers, jointly and severally, represent and warrant to the members of the Seller Group as follows:

     5.1 Organization and Standing. Each of Purchasers is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power to carry on its business as it is now being conducted.

     5.2 Corporate Authorization. Each of Purchasers has full corporate power and authority to enter into this Agreement and purchase the Assets in accordance with the terms of this Agreement. The execution, delivery and performance of this Agreement by Purchasers and all other agreements or instruments to be executed by Purchasers pursuant to this Agreement have been duly and effectively authorized by the boards of directors of Purchasers and no other corporate proceedings on the part of Purchasers are necessary to authorize this Agreement or the transactions contemplated by this Agreement. This Agreement constitutes, and such other agreements and instruments will constitute, the legal, valid and binding obligations of Purchasers which are, or will be, enforceable against Purchasers in accordance with their respective terms.

     5.3 No Breaches; etc. None of Purchasers is in violation of, and the execution, delivery and performance of this Agreement or the other agreements contemplated by this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not result in any breach or acceleration of, any of the terms or conditions of their respective articles of incorporation or by-laws, or of any mortgage, bond, indenture, contract, agreement, license or other instrument or obligation to which Purchasers or any one of them is a party. The execution, delivery and performance of this Agreement or the other agreements contemplated by this Agreement will not result in the violation of any statute, regulation, judgment, writ, injunction or decree of any court, or governmental, administrative or self-regulatory authority or any other third party.

     5.4 No Brokers or Finders. No person, firm or corporation has or will have, as a result of any act or omission of Purchasers any right, interest or valid claim against any member of the Seller Group for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement.


                           VI. Post-Closing Agreements

     6.1 Confidential Information. No member of the Seller Group will at any time from and after the Closing Date divulge, furnish to or make accessible to anyone (i) any knowledge or information with respect to confidential or secret processes, inventions, discoveries, improvements, formulae, plans, material, devices or ideas or know-how, whether patentable or not, with respect to any confidential or secret aspects of the Business (including, without limitation, customer lists, supplier lists and pricing arrangements with customers or suppliers) and (ii) any Knowledge or information (financial or other) relating to the matters described in Section 3.2 (collectively, "Confidential Information"). Any portion of such information and only such portion, which (i) at or prior to the time of disclosure was generally available to the public through no breach of this covenant, (ii) was available to the public on a nonconfidential basis prior to its disclosure, or (iii) is required to be disclosed by law or by order of a court of competent jurisdiction, shall not be deemed Confidential Information for purposes of this Agreement, and the undertakings in this covenant with respect to Confidential Information shall not apply thereto.

     6.2 Further Assurances. From and after the Closing Date, from time to time, at Purchasers' request and without further consideration, each member of the Seller Group will execute and deliver such other instruments and take such other action as Purchasers may reasonably request to more effectively convey, transfer to and vest in Purchasers, and to put Purchasers in possession and operating control of all or any part of the Assets.

     6.3 Access to Books and Records.
     (a) Shareholder and Purchasers agree that they shall preserve and keep all books and records relating to the Business for a period of at least seven (7) years from the Closing Date. During such period, duly authorized representatives of the party requesting such information shall, upon reasonable notice, have access to such information during normal business hours at the executive office of the party of whom the information is being requested to examine, inspect and copy (at its expense) such books and records for any proper business purpose.

     (b) Shareholder and Purchasers shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any tax return, determining a liability for Taxes or a right to a refund of Taxes, or in conducting any audit or other proceeding in respect to Taxes. Such cooperation and information shall include providing copies of all relevant tax returns, documents and records. The costs incurred by a party in providing such cooperation and information, including the cost of providing copies, shall be paid by the requesting party.

     (c) If in order to properly prepare documents required to be filed with any governmental authority or a party's financial statements, it is necessary that a party to this Agreement (or Affiliate of such party) be furnished with additional information relating to the Business and such information is in the possession of another party hereto, such party agrees to use its best efforts to timely furnish the information to the other party, at the cost and expense of the party being furnished such information.

     6.4 Collection of Excluded Accounts Receivables. The Seller Group agrees to use commercially reasonable standards in collecting the Excluded Accounts Receivable. Carlisle Tire agrees to cooperate with Sellers in the collection of the Excluded Accounts Receivables.

                              VII. Employee Matters

     7.1 Lease of Employees.
     (a) Commencing on the Closing Date and continuing until June 15, 2000 unless earlier terminated by Purchasers in accordance with Section 7.1(b) (the "Transition Period"), Sellers shall continue the at will employment of all "actively employed" employees of the Business listed on Schedule 4.9(a) and shall cause Titan Wheel Corporation of South Carolina ("Titan South Carolina") to continue the at will employment of all "actively employed" employees of the Greenwood, South Carolina facility (the "Greenwood Facility") (subject to any employee's right to resign) and Sellers and Titan South Carolina (collectively, "Lessors"), each as an independent contractor, shall lease those employees (the "Leased Employees") to Purchasers to continue to render the services rendered to the Business and the Greenwood Facility immediately prior to the Closing Date. During the Transition Period, the Leased Employees shall remain employed by the Lessors on the same terms and conditions existing immediately prior to the Closing Date and shall continue to participate in the Lessors' benefit plans. Lessors shall invoice and Purchasers shall pay on a monthly basis an amount equal to (i) Lessors' total, direct out-of-pocket cost for wages, salary and prorated commissions for such employees, (ii) an amount equal to Lessors' obligations in respect of insurance premiums for group insurance policies and worker's compensation, 401(k) contributions, Medicare payments and other benefit plan liabilities (to the extent such plans have been identified on Schedule 4.19) and (iii) Lessors' actual payments in respect of FICA and FUTA for such employees.

     (b) The Purchasers shall have the right to terminate the lease arrangement described in Section 7.1(a) prior to June 15, 2000 by providing Sellers with ten
(10) days prior written notice of termination.

     (c) On the last day of the Transition Period (the "Transition Date"), Carlisle shall offer employment on an at-will basis to at least seventy-five percent (75%) of all "actively employed" employees of the Business and the Greenwood Facility on the Transition Date, calculated on a facility-by-facility basis. All employees who accept Carlisle Tire's offer of employment are hereinafter collectively referred to as the "Transferred Employees." The terms, including benefits, of each offer shall be determined by Carlisle Tire. Nothing in this Agreement shall constitute a guarantee that any Transferred Employee shall be entitled to remain in the employment of Carlisle Tire for a specified period of time. Each member of the Seller Group shall cooperate and use such member's best efforts to assist Carlisle Tire in obtaining the continued employment of the Transferred Employees.

     (d) Each member of the Seller Group shall remain responsible and liable for any and all obligations including, without limitation, compliance (if required) with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and the Workers' Adjustment and Retraining Notification Act of 1998, as amended ("WARN Act"), and all applicable state laws relating to the termination of employment of any employee of the Seller Group or its Affiliates who (i) is not offered employment by Purchasers or (ii) is offered employment by Purchasers but refuses to accept such employment. In addition, with respect to the Transferred Employees, each member of the Seller Group shall remain responsible for all obligations accruing through and including the Transition Date (subject only to Purchasers reimbursement obligation described in Section 7.1(a)).


                                  VIII. Closing

     8.1 Time and Place. The closing (the "Closing") shall take place concurrently with the execution of this Agreement at a mutually agreeable location at 10:00 A.M. local time on April 14, 2000(the "Closing Date").

     8.2 Seller Group Deliveries Concurrently with the execution of this Agreement, the members of the Seller Group shall deliver to Purchasers' physical possession of the tangible Assets and shall execute (where applicable in recordable form) and/or deliver the following:

         (a) Certificates of good standing for each member of the Seller Group, issued not earlier than sixty (60) days prior to the Closing Date by the Secretary of State for the jurisdiction of such member's incorporation.

         (b) An incumbency and specimen signature certificate with respect to the officers of each member of the Seller Group executing this Agreement and any ancillary agreement.

         (c) Certified copy of resolutions of each Seller's board of directors and Shareholder's board of directors, authorizing the execution, delivery and performance of this Agreement and any ancillary agreement.

         (d) A bill of sale, assignment and assumption agreement conveying the Assets to Purchaser and, with respect to the Intangible Property Rights, separate assignments in the form required by the applicable governmental agencies with whom the assignment must be filed.

         (e) UCC1, UCC2, Federal and State tax lien searches with respect to each Seller for the states and counties in which the Business is conducted.

         (f) Releases of all liens and other Encumbrances held in respect of any of the Assets, including UCC-3 partial release statements providing for the complete release of all Encumbrances in respect of the Assets to which all prior financing statements relate.

         (g) A general warranty deed and a certificate in compliance with the Foreign Investment in Real Property Tax Act ("FIRPTA") certifying that no member of the Seller Group is a person or entity subject to withholding under FIRPTA with respect to each parcel of Real Estate, together with any necessary transfer tax declarations.

         (h) Consents for the assignments of all Assigned Contracts and Government Authorizations listed on Schedule 4.5(vii)(vi) or alternate arrangements with respect thereto.

         (i) Certificates of title with respect to all vehicles included among the Assets or alternate arrangements with respect thereto.

         (j) The written opinion of Bodman, Longley & Dahling LLP, counsel to the Seller Group, in a form reasonably acceptable to Purchasers.

         (k) Commitment from [insert name of title company], dated the Closing Date, to issue an ALTA Owner's Title Insurance Policy in respect of each parcel of Real Estate.

         (l) All other documents reasonably required from the Seller Group to consummate the transactions contemplated hereby.

     8.3 Purchasers' Deliveries Concurrently with the execution of this Agreement, Purchasers shall execute and/or deliver to the Seller Group the following:

         (a) The $94,063,000 of the Purchase Price described in Section 3.1 of this Agreement.

         (b) Certificates of good standing for Purchasers, issued not earlier than thirty (30) days prior to the Closing Date by the Secretary of State of Delaware.

         (c) An incumbency and specimen certificate with respect to the officers of Purchasers executing this Agreement and any ancillary agreement.

         (d) A certified copy of resolutions of each Purchasers' boards of directors authorizing the execution, delivery and performance of this Agreement and any ancillary agreement.

         (e) A bill of sale, assignment and assumption agreement executed by Purchasers providing for the assumption of the Assumed Liabilities.

         (f) The written opinion of Steven J. Ford, counsel to Purchasers, in a form reasonably acceptable to the Seller Group.

         (g) All other documents required from Purchasers to consummate the transactions contemplated hereby.

     8.4 Joint Deliveries Concurrently with the execution of this Agreement, the parties hereto shall execute and deliver the following:

         (a) The License Agreement.

         (b) A Supply Agreement between Shareholder and Carlisle Tire in the form attached as Exhibit C.

         (c) A Transition Services Agreement between Shareholder and Carlisle Tire in the form attached as Exhibit D.

         (d) A Noncompetition Agreement between Shareholder and Carlisle in the form attached as Exhibit E.

         (e)      The Real Property Lease.

         (f)      Section 1031 Exchange Acknowledgements.

         IX.  Survival of Representations and Warranties; Indemnification

     9.1 Seller Group's Agreement to Indemnify

     (a) Subject to Section 9.5(a), each member of the Seller Group, jointly and severally, will fully indemnify and hold harmless Purchasers, their respective officers, directors, employees and Affiliates against and in respect of any and all liabilities, losses, damages, deficiencies, costs, or expenses (including, without limitation, the reasonable fees and expenses of investigation and counsel) (collectively, "Losses") resulting from, relating to or arising out of:

     (i) any misrepresentation or breach of any representation or warranty by any member of the Seller Group made in this Agreement (including, without limitation, the Schedules and Exhibits to this Agreement and the certificates delivered under this Agreement);

     (ii) any claims, proceedings, actions or investigations made or brought by third parties based on or arising from acts, omissions or states of fact relating to any member of the Seller Group, the Assets or the Business and occurring or in existence prior to the Closing Date;

     (iii) the failure of any member of the Seller Group to pay, perform or discharge when due any of the Retained Liabilities or any covenant or agreement contained in this Agreement;

     (iv) any liability or obligations resulting from, relating to, or arising from a breach of warranty or similar claim relating to goods, or products which have been manufactured by Sellers on or prior to the Closing Date;

     (v) any liability or obligation resulting from, relating to, or arising out of any product liability or similar claim relating to any goods, or products which have been manufactured by Sellers on or prior to the Closing Date;

     (vi)      the non-compliance with any Bulk Sales Law;

     (vii) the failure of any member of the Seller Group to timely pay any Taxes relating to or resulting from the operation of the Business for any and all periods through and including the Closing Date;

     (viii) any environmental claim made by any person or entity (including, but not limited to, any claim arising out of, in any way relating to, or resulting from, directly or indirectly, (A) a Release or threatened Release of a Contaminant at any location, (B) a violation or alleged violation of or noncompliance with or alleged noncompliance with any Environmental Law,
     (C) the presence of any Contaminant at any location, or (D) any other loss of or damage or injury to (or threatened loss of or damage or injury to) any property, person or the environment) to the extent arising from events, circumstances, or conditions occurring, or existing on or prior to the Closing Date relating to the Assets or Business, whether disclosed or undisclosed; or

     (ix)      any liability or obligation of the Seller Group arising under
     Article VII Employee Matters of this Agreement.

     (b) With respect to indemnification pursuant to Section 9.1(a)(i), no claim may be made against the Seller Group in respect of any breach of a representation or warranty unless such claim is made within two (2) years of the date hereof.

     9.2 Intentionally Omitted.

     9.3 Purchasers' Agreement to Indemnify.
     (a) Subject to Section 9.5(b), Purchasers, jointly and severally, will fully indemnify and hold harmless each member of the Seller Group, their officers, directors, shareholders, employees and Affiliates against and in respect of any and all Losses resulting from, relating to or arising out of:

     (i) any misrepresentation or breach of any representation, warranty, covenant or agreement by Purchasers made in this Agreement (including, without limitation, the Schedules and Exhibits to this Agreement and the certificates delivered under this Agreement) or as provided in this Agreement;

     (ii) any claims, proceedings, actions or investigations made or brought by third parties based on or arising from acts, omissions or states of fact relating to any of the Purchasers, the Assets or the Business and occurring after the Closing Date;

     (iii) the failure by Purchasers to pay, perform or discharge when due any Assumed Liability or any covenant, agreement or obligation contained in this Agreement;

     (iv) any liability or obligations resulting from, relating to, or arising from a breach of warranty or similar claim relating to goods or products which have been manufactured by Purchasers after the Closing Date;

     (v) any liability or obligation resulting from, relating to, or arising out of any product liability or similar claim relating to any goods or products which have been manufactured by Purchasers after the Closing Date;

     (vi) the failure of any Purchaser to timely pay any Taxes relating to or resulting from the operation of the Business for any and all periods after the Closing Date;

     (vii) any environmental claim made by any person or entity (including, but not limited to, any claim arising out of, in any way relating to, or resulting from, directly or indirectly, (A) a Release or threatened Release of a Contaminant at any location, (B) a violation or alleged violation of or noncompliance with or alleged noncompliance with any Environmental Law, (C) the presence of any Contaminant at any location, or (D) any other loss of or damage or injury to (or threatened loss of or damage or injury to) any property, person or the environment) to the extent arising from events, circumstances, or conditions occurring after the Closing Date relating to the Assets or Business; or

     (viii) Any liability or obligation of Purchasers under Article VII - Employee Matters of this Agreement.

     (b) With respect to indemnification pursuant to Section 9.3(a)(i), no claim may be made against the Purchasers in respect of any breach of a represen-tation or warranty unless such claim is made within two (2) years of the date hereof.

     9.4 Procedure for Indemnification.

     (a) Any person entitled to indemnification under this Agreement shall (i) give prompt notice to the indemnifying party of any third party claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, that any person entitled to indemnification under this Agreement shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such person unless (A) the indemnifying party has agreed to pay such fees or expenses, (B) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such person or (C) in the reasonable judgment of any such person, based upon advice of its counsel, conflict of interest may exist between such person and the indemnifying party with respect to such claims (in which case, if the person notifies the indemnifying party in writing that such person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such person). If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld, delayed or conditioned). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party and any other of such indemnified parties with respect to such claim, there may be legal defenses available to one which are different from or additional to those available to the other, in which event the indemnifying party shall be obligated to pay the fees and expenses of such additional counsel or counsels. No indemnifying party shall, except with the consent of each indemnified party, consent to any settlement of a claim which includes any material terms other than the payment of money, the unconditional release of the indemnified parties from all liability in respect of such claim and the requirement that the settlement and its terms be kept confidential. The indemnified party shall not unreasonably withhold its consent to any proposed settlement requiring its consent.

     9.5 Indemnification Limits.

     (a) Notwithstanding anything herein to the contrary, the Seller Group shall have no liability for indemnification with respect to the matters described in
Section 9.1(a)(i): (A) unless and until the aggregate gross amount of all Losses for which indemnification is sought from the Seller Group under Section 9.1(a)(i) exceeds $100,000 (the "Deductible"); or (B) to the extent that the amount of all payments made by the Seller Group under Section 9.1(a)(i) hereon on account of Losses would exceed the Purchase Price (the "Cap"). The parties agree and acknowledge that indemnification claims with respect to matters described in Section 9.1(a)(ii) - (ix) shall not be subject to the Deductible, the Cap or any time limitation.

     (b) The Buyer shall have no liability for indemnification with respect to the matters described in Section 9.3(a)(i): (A) unless and until the aggregate gross amount of all Losses for which indemnification is sought from the Buyer under Section 9.3(a)(i) exceeds the Deductible; or (B) to the extent that the amount of all payments made by the Buyer under Section 9.3(a)(i) on account of Losses would exceed the Cap. (the "Cap"). The parties agree and acknowledge that indemnification claims with respect to matters described in Section 9.3(a)(ii) -(viii) shall not be subject to the Deductible, the Cap or any time limitation.

                                X. Miscellaneous

         10.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable against the parties and their respective successors and permitted assigns.

         10.2 Governing Law. This Agreement shall in all respects be governed by, and enforced and interpreted in accordance with the laws of the State of New York without giving effect to choice of law principles.

         10.3 Notices. All notices, consents, requests, demands, instructions or other communications provided for in this Agreement shall be in writing and shall be deemed validly given, made and served if delivered personally, or sent by certified or registered mail, postage prepaid, overnight courier or by telephone facsimile, pending the designation of another address, addressed as set forth below, and shall be deemed delivered (i) when actually delivered, if delivered personally or by facsimile, (ii) one (1) business day after being sent by courier or overnight delivery service, or (iii) five (5) business days after being sent by mail:

If to Seller or                 Maurice M. Taylor, Jr.
any member of the               Titan Wheel International Inc.
Seller Group:                   2701 Spruce Street
                                Quincy, IL 62301
                                Fax: 217-228-3166

With a copy to:                 Cheri T. Holley
                                General Counsel
                                Titan Wheel International Inc.
                                2701 Spruce Street
                                Quincy, IL 62301
                                Fax: 217-228-3040

With a second copy to:          Robert J. Diehl, Jr.
                                Bodman, Longley & Dahling LLP
                                34th Floor, 100 Renaissance Center
                                Detroit, MI 48243
                                Fax: 313-393-7579

If to Purchasers:               Carlisle Tire & Wheel Company
                                23 Windham Boulevard
                                Aiken, South Carolina 29805-9348
                                Attn: Barry Littrell, President
                                Fax: 803-643-2919

With a copy to:                 Carlisle Companies Incorporated
                                250 South Clinton Street, Suite 201
                                Syracuse, New York 13202-1258
                                Attn:  Secretary and General Counsel
                                Fax No. 315-474-2008

         10.4 Entire Agreement and Counterparts. This Agreement and the attached Exhibits and Schedules evidence the entire agreement among the members of the Seller Group and Purchasers relating to the purchase and sale of the Assets and supersede in all respects any and all prior oral or written agreements or understandings.

         10.5 Amendments. This Agreement shall be amended or modified only by written instrument signed by the members of the Seller Group and Purchasers.

         10.6     Counterparts.  This Agreement may be executed in counterparts.

         10.7 No Third-Party Beneficiaries. This Agreement is for the sole benefit the parties. There are no third-party beneficiaries. Nothing expressed or implied shall give or be construed to give any person not a party any legal or equitable rights under this Agreement.

         10.8 Headings. Section and article headings used in this Agreement have no legal significance and are used solely for convenience of reference.

         10.9 Expenses. Each party shall pay for its own legal, accounting and other similar expenses incurred in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated.

         10.10 Bulk Sales Laws. Purchasers and the members of the Seller Group waive compliance with the provisions of any bulk sales laws, including Article 6 of the Uniform Commercial Code as it may be in effect in any applicable jurisdiction ("Bulk Sales Laws").

         10.11 Taxes. Any sales, use or excise taxes payable in connection with these transactions shall be paid equally by the Seller Group and Purchasers. Each party agrees to execute all of the documents and to take such other action or corporate proceedings as may be necessary or desirable to structure the transaction which is the subject of this Agreement as an "exempt occasional sale" under applicable tax law, to obtain the relevant tax exemption certificates and to provide copies of such certificates to the other parties hereto. All transfer taxes on the transfer of any Real Estate shall be paid equally by the Seller Group and the Purchasers.

         10.12 Severability. Each and every provision of this Agreement shall be deemed valid, legal and enforceable in all jurisdictions to the fullest extent possible. Any provision of this Agreement that is determined to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be adjusted and reformed rather than voided, if possible, in order to achieve the intent of the parties. Any provision of this Agreement that is determined to be invalid, illegal or unenforceable in any jurisdiction which cannot be adjusted and reformed shall for the purposes of that jurisdiction, be voided. Any adjustment, reformation or voidance of any provision of this Agreement shall only be effective in the jurisdiction requiring such adjustment or voidance, without affecting in any way the remaining provisions of this Agreement in such jurisdiction or adjusting, reforming, voiding or rendering that provision or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

         10.13 Like-Kind Exchange. Seller Group, or Seller Group's assigns, shall have the right to exchange all or a portion of the real property and/or equipment for other property of like-kind and qualifying use within the meaning of Section 1031 of the Internal Revenue code of 1986 as amended. Seller Group reserves the right to assign its right, title and interest, but not Seller Group's obligations, under this Agreement for such purpose, to a qualified intermediary on or before the Closing Date, and Purchasers agree to cooperate reasonably with Seller Group in the like-kind exchange.

         10.14 Definitions The following terms shall have the respective meanings specified in the indicated sections of this Agreement:

               Term                         Agreement Section
               ----                         -----------------

               Affiliate                      10.5(c)
               Allocation                     3.2(a)
               Applicable Operations          Exhibit C
               Assets                         1.1
               Assigned Contracts             1.1(d)
               Assumed Liabilities            2.1(a)
               Bulk Sales Law                 10.10
               Business                       Recitals
               Cap                            9.5(a)
               COBRA                          7.1(d)
               Code                           3.2(a)
               Closing                        8.1
               Closing Date                   8.1
               Confidential Information       6.1
               Contaminant                    4.20(a)
               Deductible                     9.5(a)
               Employee Benefit Plans         4.19(a)
               ERISA                          4.19(a)
               Encumbrances                   4.3
               Environmental Laws             4.20(a)
               Excluded Accounts Receivable   1.3(b)
               Excluded Assets                1.3

               FIRPTA                             8.2(g)
               GAAP                               4.4
               Government Authorizations          4.5(vi)
               Greenwood Lease                    7.1(a)
               Intangible Property Rights         1.1(g)
               Knowledge                          10.15(a)
               Leased Employees                   7.1(a)
               License Agreement                  1.3(d)
               Losses                             9.1(a)
               Management                         Preamble
               Material Customer                  4.16
               Material Supplier                  4.16
               1999 EBIT                          4.4
               Nonassignable Rights               2.3
               Other Contracts                    1.1(d)
               PCBs                               4.20(a)
               Personal Property Leases           1.1(c)
               Purchase Price                     3.1(a)
               Purchaser                          Preamble
               Real Estate                        1.1(b)
               Real Property Lease                Recitals
               Release                            4.20(a)
               Retained Liabilities               2.2
               Sellers or Seller Group            Preamble
               Shareholder                        Preamble
               Tax or Taxes                       10.15(b)
               Transferred Employees              7.1(c)
               Transition Date                    7.1(c)
               Transition Period                  7.1(a)
               WARN Act                           7.1(d)

     10.15 Definitions.

     (a) "To the Knowledge of" or similar language shall mean the knowledge, actual or constructive, after reasonable inquiry, of any person who, on the date hereof is an officer or director of any member of the Seller Group.

     (b) The term "Taxes" or "Tax" shall mean all taxes, charges, fees, levies, penalties or other assessments, including, without limitation, net income, capital gain, gross income, gross receipts, ad valorem, excise, property, payroll, license, withholding, employment, severance, occupation, premium, customs duties, stamp, windfall profits, sales, use, and franchise taxes, imposed by the United States, or any state, county, local or foreign government or a subdivision or agency thereof, and including any interest, penalties, or additions attributable thereto.

     (c) "Affiliate" with respect to any specified Person, any other Person, directly or indirectly Controlling or Controlled by or under direct or indirect common control with such specified Person.

                            Signature page to follow

     IN WITNESS WHEREOF, each of the parties hereto have executed this Agreement as of the date set forth in the first paragraph.

                                   CARLISLE COMPANIES INCORPORATED


                                   By: /s/ Michael Roberson
                                      ---------------------
                                      Name
                                      Title:  Assistant General Counsel

                                   CARLISLE TIRE & WHEEL COMPANY


                                   By: /s/ Michael Roberson
                                      ---------------------
                                      Name
                                      Title:  Assistant Secretary

                                   CARLISLE MANAGEMENT COMPANY


                                   By: /s/ Michael Roberson
                                      ---------------------
                                      Name
                                      Title:  Assistant Secretary

                                   TITAN TIRE CORPORATION OF TENNESSEE


                                   By: /s/ Maurice M. Taylor, Jr.
                                      ---------------------------
                                      Name
                                      Title:  President

                                   TITAN WHEEL CORPORATION OF WISCONSIN


                                   By: /s/ Maurice M. Taylor, Jr.
                                      ---------------------------
                                      Name
                                      Title:  President

                                   TITAN INTERNATIONAL, INC.


                                   By: /s/ Maurice M. Taylor, Jr.
                                      ---------------------------
                                      Name
                                      Title:  President